EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 8, 2018:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2018.

President Hines reported that first quarter operating revenues of $11,644,000 increased $354,000, and net income of $2,594,000 increased $13,000 compared to the first quarter of 2017.  Increased revenues were primarily due to utilization of the Distribution System Improvement Charge (DSIC).  DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the water customer base also added to revenues.  A decrease in per capita consumption reduced the impact of the new customers.  In addition, the Company reduced revenue due to the likelihood the PPUC would require the Company to return in rates the reduction in the tax rate from the Tax Cuts and Jobs Act of 2017.  The PPUC is still gathering information before it provides authoritative guidance on this matter.  The increased income was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to the tax rate reduction under the 2017 Tax Act offset by a lower volume of asset improvements eligible for the tax deduction under the IRS tangible property regulations.  Basic and Diluted Earnings per share for the three-month period were $0.20 in both the 2018 and 2017 periods.

During the first three months of 2018, the Company invested $3.0 million in construction expenditures for the completion of an additional raw water pumping station, as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $19.5 million in 2018, excluding acquisitions, for additional main extensions, dam improvements, expansion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2018	2017
Operating Revenues	$11,644	$11,290
Net Income	$2,594	$2,581
Average Number of Common Shares Outstanding	12,877	12,852
Basic and Diluted Earnings per Common Share	$0.20	$0.20
Dividends Declared Per Common Share	$0.1666	$0.1602

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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